Exhibit 99.1

June 4, 2013

NASDAQ OMX Announces Proposed Senior Notes Offering

NEW YORK, June 4, 2013 (GLOBE NEWSWIRE) — The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) today announced that it plans to commence a public offering of Euro-denominated senior notes due 2021 pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission, or SEC. The NASDAQ OMX Group, Inc. intends to use the net proceeds from the offering, together with cash on hand and/or borrowings under the revolving portion of its senior credit facility, to fund the consideration for the previously announced acquisition of the eSpeed platform and related expenses and for general corporate purposes, which may include the repayment of indebtedness.

The exact terms and timing of the offering will depend upon market conditions and other factors.

Deutsche Bank AG, London Branch, Merrill Lynch International, Mizuho International plc and Skandinaviska Enskilda Banken AB (publ) will act as bookrunners for the offering.

The offering is being made solely by means of a prospectus supplement and accompanying prospectus, which have been or will be filed with the SEC. Before investing, the prospectus supplement and accompanying prospectus should be read, as well as other documents the company has filed or will file with the SEC for a more complete understanding of The NASDAQ OMX Group, Inc. and the offering. These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting Deutsche Bank AG, London Branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB, Telephone: (800) 503-4611, Email: prospectus.CPDG@db.com or Merrill Lynch International at 2 King Edward Street, London EC1A 1HQ, Attn: Syndicate Desk, Telephone: (800) 294-1322, Email: dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the proposed offering, NASDAQ OMX’s acquisition of the eSpeed platform, the implementation dates of these transactions, NASDAQ OMX’s plans, objectives, expectations and intentions and other statements that are not historical facts. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the SEC. We undertake no obligation to release any revisions to any forward-looking statements.

CONTACT:	The NASDAQ OMX Group, Inc.

Media Contacts:

Joseph Christinat
NASDAQ OMX
+1 646 441 5121
Joseph.Christinat@NASDAQOMX.com

Robert Madden
NASDAQ OMX
+1 646 441 5045
Robert.Madden@NASDAQOMX.com

Martin Hedensiö
NASDAQ OMX
+46 8 405 62 54
Martin.Hedensio@NASDAQOMX.com

Investor Relations Contact:

Edward Ditmire, CFA
NASDAQ OMX
+1 212 401 8737
Edward.Ditmire@NASDAQOMX.com

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